Exhibit 10.1

Framework Agreement on Strategic Cooperation

Party A: Jin Xuan Luxury Tourism (Hainan) Digital Technology Co., Ltd.

Party B: Ragdoll International Trading Co., Ltd.

Party A and Party B (hereinafter collectively referred to as “both parties”) plan to build strategic cooperative relations based on the principle of equality, mutual benefit, and complementary advantages through friendly negotiation. Both parties plan to establish a strategic partnership for long-term collaborative development on the basis of mutual benefit and integrating superior resources. Thus, the Framework Agreement on Strategic Cooperation is reached through friendly negotiation (hereinafter referred to as “this Framework Agreement”) by both parties.

I. Cooperation Principle

1. Through the establishment of a close, long-term and friendly strategic cooperation partnership, both parties shall give full play to their respective advantages. To carry out cooperation in pet food, pet commodity supply chain, cross-border trade, and other related fields around the world, both parties shall contribute to further increase the overall market share, improve operational efficiency, reduce operating costs, realize resource cooperation, complement each other’s advantages and achieve collaborative development.

2. The basic principles of this Framework Agreement are voluntariness, equality, win-win, mutual benefit and support, collaborative development, adherence to trade secrets and joint market development.

3. Both parties shall give full play to the advantages, complement each other, improve competitiveness, and jointly explore the market.

4. This Framework Agreement is an agreement that defines the basic principles of cooperation between both parties and shall serve as a guiding document for long-term cooperation between both parties in the future as well as the basis for both parties to sign relevant contracts.

II. Scope of Cooperation

This Framework Agreement includes but is not limited to market development, customer loyalty program, and technical service cooperation between Party A and Party B in pet food, pet commodity supply chain, cross-border trade, and other related fields around the world.

III. Cooperation Content

1. Both parties agree to be long-term strategic partners of each other. Party A is a cross-border trade sourcing company, Party B is an e-commerce platform that has domestic industrial advantages. Both parties agree to establish a strategic partnership, and reach the cooperation approach as follows: Party B shall, under the same condition, grant Party A an exclusive right to supply cross-broader goods, and entrust Party A to be responsible for and track the work related to cross-border business procurement. Under the same conditions, Party A shall give priority to carrying out business-related cooperation with Party B. Both parties agree that the estimated annual purchase quantity is as follows: From the effective date of this contract, the purchased quantity in the first year is about USD 30 million.

2. For different procurement projects, Party A and Party B will sign relevant project contracts based on specific project conditions. Party A shall, based on Party B’s pocurement requirements, provide Party B with a detailed quotation list, goods supply and delivery time, logistics clearance, and other services. Party B shall guarantee to complete the relevant work based on the quotation as required by Party A, and make sure that the commodities or services, delivery time, and quality of the commodities or services are in accordance with the provisions of the project contract.

3. Party A and Party B may also choose to share resources and jointly develop new projects and new models based on their resources. Projects jointly developed by both parties shall be supplemented by signing a new cooperation agreement according to the specific situation of the project.

IV. Cooperation Approach

The specific cooperation approach, content, price, and project delivery form shall be subject to the specific contract signed by both parties.

V. Term of Cooperation

1. Both parties are committed to establishing a long-term strategic cooperative relationship. If either party considers that the other party’s behavior infringes upon its legitimate rights and interests, or for any other appropriate reason, the party may terminate this Framework Agreement by consensus when the party deems it unnecessary or impossible to cooperate. In this situation, neither party shall be liable for any legal liabilities and consequences. Upon termination of this Framework Agreement, both parties shall immediately stop the external publicity in the name of the other party.

2. If either party intends to terminate this Framework Agreement, the party shall negotiate with the other party at least one month in advance.

3. If both parties agree to terminate this Framework Agreement, they shall continue to perform all project contracts signed during the cooperation period until the performance of the project contract is completed, or they can terminate the project contracts upon mutual consent of both parties.

VI. Confidentiality Clause

Both parties shall be obliged to keep confidentiality in terms of the business, technical information, and trade secrets of the other party that they gain or hold in the course of business cooperation. The information shall not be disclosed to a third party without the written consent of the other party. If either party breaches the confidentiality clause and leads to losses to the other party, the breaching party shall bear corresponding economic and legal liabilities.

VII. Contact Information

Communication between the parties shall include but not limited to the following, and other contact information as notified in writing by the parties:

Party A: JXLuxventure (Hainan) Technology Co., Ltd

Address: [           ]

Contact person: [              ]

E-mail: [           ]

Party B: Ragdoll International Trading Co., Ltd

Address: [            ]

Contact person: [            ]

E-mail: [            ]

The parties to this Framework Agreement may send documents to other parties by express delivery, in-person delivery, or E-mail.

VIII. Supplementary Articles

1. This Framework Agreement is the basis of the strategic cooperation between both parties. In the condition that both parties subsequently reach new matters or enter into specific contracts for cooperation, or if there is any discrepancy between the terms of the specific contracts and the matters set forth in this Framework Agreement, the subsequent agreements and specific contracts shall prevail.

2. The modification, termination, and other matters not covered herein shall be separately entered into by both parties in a supplementary agreement upon mutual agreement.

3. Disputes in connection with this Framework Agreement shall be settled by both parties through friendly negotiation. If the negotiation fails, the dispute shall be under the jurisdiction of the People’s Court of the place where Party A is located.

4. The Framework Agreement is made in duplicate, with each party holding one copy. The agreement shall come into force after being sealed by both parties and have the same legal effect.

(No text below)

Party A (Seal):

Signed by an authorized representative of the legal person:

Date: March 31, 2022

Party B (Seal):

Signed by an authorized representative of the legal person:

Date: March 31, 2022

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